Exhibit 4.1

AMENDMENT NO. 1

TO THE

SHAREHOLDERS RIGHTS AGREEMENT

Between

GLOBUS MARITIME LIMITED

and

COMPUTERSHARE TRUST COMPANY, N.A.,

as Rights Agent

Dated as of January 30, 2025

This Amendment No. 1 to the Shareholders Rights Agreement (this “Amendment”), dated as of January 30, 2025, is by and between Globus Maritime Limited, a Marshall Islands corporation (the “Company”), and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to that certain Shareholders Rights Agreement, dated as of August 3, 2023 (the “Rights Agreement”);

WHEREAS, the Rights, under the current terms of the Rights Agreement, will expire at the Close of Business on February 3, 2025;

WHEREAS, in accordance with the terms of Section 27 of the Rights Agreement, prior to the occurrence of a Distribution Date, the Company and the Rights Agent may amend the Rights Agreement in any respect without the approval of any holders of Rights;

WHEREAS, a Distribution Date has not occurred; and

WHEREAS, the Board of Directors of the Company determined that it was in the best interests of the Company and its shareholders to extend the Final Expiration Date for a period of 18 months to August 3, 2026 in accordance with the terms set forth in this Amendment.

NOW THEREFORE, in consideration of the premises and mutual agreements set forth herein, the parties hereby agree as follows:

1.                    Definitions.

       (a) The definition of “Final Expiration Date” in Section 1 of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

 “Final Expiration Date” shall mean the Close of Business on August 3, 2026.

2.                    Exhibit B – Form of Rights Certificate.

       (a) The first sentence of the introductory paragraph of Exhibit B of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

NOT EXERCISABLE AFTER AUGUST 3, 2026, UNLESS EXTENDED PRIOR THERETO BY THE BOARD OF DIRECTORS OF THE COMPANY, OR EARLIER IF REDEMPTION OR EXCHANGE OCCURS.

(b) The first sentence of the first paragraph following the introductory paragraph of Exhibit B of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

This certifies that ___________________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of August 3, 2023, as amended from time to time (the “Rights Agreement”), between Globus Maritime Limited, a Marshall Islands corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M., New York time, on August 3, 2026, at the office or offices of the Rights Agent, or at the office or offices of its successor as Rights Agent, one one-thousandth of a fully paid non-assessable share of Series C Participating Preferred Shares, $0.001 par value per share (the “Preferred Shares”), of the Company, at a purchase price of $5.00 per one one-thousandth of a Preferred Share (the “Purchase Price”), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase duly executed. The number of Rights evidenced by this Rights Certificate (and the number of one one-thousandths of a Preferred Share which may be purchased upon exercise hereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of August 3, 2023, based on the Preferred Shares as constituted at such date. As provided in the Rights Agreement, the Purchase Price and the number of one one-thousandths of a Preferred Share which may be purchased upon the exercise of the Rights evidenced by this Rights Certificate are subject to modification and adjustment upon the happening of certain events.

3.                    Exhibit C — Summary of Rights.

The “Expiration” paragraph as set forth in Exhibit C of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

Expiration. The Rights expire on the earliest of (i) August 3, 2026; or (ii) the redemption or exchange of the Rights as described above.

4.                    Capitalized Terms. Capitalized terms not otherwise defined herein will have the meanings given such terms in the Rights Agreement.

5.                    Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.                    Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

7.                    Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

8.                    Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

9.                    Effect of Amendment. Except as expressly modified by this Amendment, the Rights Agreement and its exhibits shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

GLOBUS MARITIME LIMITED

By:	/s/ Olga Lambrianidou
Name: Olga Lambrianidou
Title: Secretary

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:	/s/ Ralph Stock
Name: Ralph Stock
Title: Manager, Relationship Management